Exhibit 23.3

Harney Westwood & Riegels 3rd Floor, Harbour Place 103 South Church Street PO Box 10240 KY1-1002 Grand Cayman Cayman Islands Tel: +1 345 949 8599 Fax: +1 345 949 4451

3 October 2022

philip.graham@harneys.com

+1 284 852 2551

PRG/GYW/056563.0001

Fat Projects Acquisition Corporation

27 Bukit Manis Road

Singapore

099892

Dear Fat Projects Acquisition Corporation (the Company)

Consent to Being Named in Registration Statement on Form S-4

We consent to being named under the heading “Legal Matters” in the proxy statement/prospectus included in this Registration Statement on Form S-4 of Fat Projects Acquisition Corp as the law firm that will pass upon certain legal matters relating to the validity of the Class A Ordinary Shares of Fat Projects Acquisition Corp to be issued thereunder and certain other legal matters related to the proxy statement/prospectus included in such registration statement.

In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Exchange Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Harney Westwood & Riegels

Harney Westwood & Riegels

On 19 July 2021 the firm converted to a limited liability partnership pursuant to the Limited Liability Partnership Act 2017 of the laws of the Cayman Islands. Prior to re-registration the name of the firm was Harney Westwood & Riegels. A list of partners is available for inspection at our offices.	Anguilla | Bermuda | British Virgin Islands | Cayman Islands Cyprus | Hong Kong | London | Luxembourg | Montevideo São Paulo | Shanghai | Singapore | Vancouver harneys.com